Exhibit 99.1

This press release contains forward-looking statements, including those regarding the proposed sale of the senior notes, that are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, a risk that a sale of Senior Notes might not be completed and other risks, relevant factors and uncertainties identified in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002, any subsequent Reports on Form 10-Q and Form 8-K and Jabil’s other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Jabil Announces Pricing of Senior Notes

St. Petersburg, Florida – July 15, 2003. Jabil Circuit, Inc. (NYSE:JBL) announced today the pricing of $300 million Senior Notes due 2010. The offering of Senior Notes is expected to close on July 21, 2003. The offering is being made pursuant to Jabil’s effective shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission. The Senior Notes will be issued at a public offering price of 99.803 percent of par and bear interest at a rate of 5.875 percent per year, payable semi-annually on each January 15 and July 15 until maturity on July 15, 2010. The net proceeds of the offering of the Senior Notes are currently anticipated to be used to repay indebtedness outstanding under Jabil’s revolving credit facility and for general corporate purposes. Banc One Capital Markets, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. acted as the managing underwriters for the offering.

Prospectus Information

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from Banc One Capital Markets, Inc., at One Bank One Plaza, Chicago, IL 60670 Citigroup Global Markets Inc., at 390 Greenwich Street, New York, NY 10013 or J.P. Morgan Securities Inc. at 270 Park Avenue, New York, NY 10017.

Company Information

Jabil Circuit, Inc. is one of the world’s largest electronic manufacturing services providers. Jabil manufactures products for international electronics companies in the automotive, computing and storage, consumer, instrumentation and medical, networking, peripheral and telecommunications markets. Jabil offers circuit design, board design from schematic, prototype assembly, volume board assembly, system assembly, repair and warranty services from facilities in the Americas, Europe and Asia.

Investor Contact

Beth Walters
(727) 803-3511

Media Contact

Lisa Allison
(727) 803-3314